-1- SENIOR LEADERSHIP INCENTIVE PLAN Effective Date: July 1, 2023 This Plan is proprietary and confidential to HomeTrust Bancshares, Inc. and its employees and should not be shared outside the organization other than as required by executive or employee compensation reporting and disclosure requirements.

-2- 1. Purpose. The purpose of this Senior Leadership Incentive Plan (“Plan”) is to provide incentives to certain senior leaders of HomeTrust Bancshares, Inc. (the “Bank”) who contribute to the growth and success of the organization. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan. Due to the change in the Bank’s fiscal year end from June 30 to December 31, this Plan shall be effective for the Performance Period from July 1, 2023 to December 31, 2023. All references to “annual” or “annually” in this Plan shall refer to this six-month Performance Period. Target awards have been reduced by 50% to reflect this six-month Performance Period. 2. Performance Criteria. (a) General. For the Performance Period, the Participants will have a specified annual incentive award opportunity (“Target Award”), expressed as a percentage of the Participant’s Base Salary. (b) Performance Qualifiers. Participants are eligible to earn annual incentives based upon the Bank, Division or Line of Business (where applicable) and the Participant meeting certain performance objectives. For any payout to occur under the Plan, the Participant must achieve a satisfactory performance review based on the manager’s rating and complete 75% of their established individual performance objectives for the Performance Period. Furthermore, the following Corporate Performance Qualifier must be met: HomeTrust Bank must meet a minimum (“Threshold”) Adjusted Pre-Tax, Pre-Provision Earnings per board approved plan, for the Performance Period ending December 31, 2023 as determined by the Committee. No incentives will be earned if the above Corporate Performance Qualifier is not met. If all the Corporate Performance Qualifiers are met, incentives for each Participant will be calculated based upon the Incentive Metrics and Metric Weightings established for them as outlined within their Individual Incentive Summary Sheets. At a minimum, all individual incentives will include Incentive Metrics related to the Bank’s Adjusted Pre-Tax, Pre-Provision Earnings and Efficiency Ratio. For some individuals, incentives may also include Incentive Metrics related to Division or Line of Business performance relative to stated objectives. (c) Incentive Metrics. The Committee will establish corporate goals and other business objectives each year considered relevant to the Bank’s success (“Bank Goals”). Participants will be assigned Incentive Metrics (“Incentive Metrics”) to support the achievement of Bank Goals. Metric Weightings will be established for each Incentive Metric based upon each metric’s relative importance to the achievement of Bank Goals (“Metric Weightings”). The Committee will determine annually the percentage achievement of the Incentive Metrics (“Metric Achievement Percentage”).

-3- Incentive Metrics will be established using three performance levels: ▪ Threshold – is the minimum level of performance at which the Bank would consider it reasonable to provide an award. If performance is below Threshold, the payout for that goal is zero. Performance at Threshold allows for payment equal to 50% of the Participant’s targeted annual incentive award opportunity. ▪ Target – is the level of performance that the Bank considers “good” performance. Goals at this level are challenging but considered reasonably obtainable. Performance at Target allows for payment equal to 100% of the Participant’s targeted annual incentive award opportunity. ▪ Stretch – is the level of performance the Bank considers outstanding performance. Goals at this level are challenging and considered a best-case scenario. Performance at Stretch allows for payment equal to 150% of the Participant’s targeted annual incentive award opportunity, which is the highest amount to be paid under the Plan. Performance between Threshold and Target, and between Target and Stretch, are interpolated to provide for a range of Metric Achievement Percentage and payouts between 50% to 150% of a Participant’s targeted annual incentive, based on incremental results between Threshold and Stretch performance. For example, performance that falls two-thirds of the way between Threshold and Target performance levels will result in a payout that is two-thirds of the way between Threshold and Target payout levels. 3. Payment. (a) Calculation. Incentive Payments under this Plan shall be measured and calculated annually. Payment is calculated by multiplying the Participant’s Base Salary at the end of the Performance Period by their Target Award percentage (which have been reduced by 50% for this six-month Performance Period) and by each Metric Weighting and Metric Achievement Percentage. A Participant’s Total Incentive Payment is the sum total of Incentive Payments for each Incentive Metric. Incentive Payments may be modified by the Administrator based on an assessment of the Participant’s overall performance. Plan Participants must have been hired prior to October 1 within the Plan Year and worked at least three months in an eligible position to qualify for an incentive award. New Hires employed during the Performance Period are eligible to receive a pro- rated award based on the length of time in the position and actual performance results. Pro-rated awards will be based on full months worked during the Plan year. (b) Payment Timing. Incentive Payments, if any, will be paid within 2 ½ months following the end of the fiscal year. 4. Miscellaneous. (a) Termination of Employment. Subject to terms of the Plan, and the discretion of the Administrator:

-4- i. A Participant must be an active employee of the Bank and have not given notice of resignation on or before the date of payment to receive an Incentive Payment (except as set forth below). ii. Participants who cease to be employed by the Bank due to Retirement are eligible to receive Incentive Payments if they are actively employed through September 30 of the Performance Period. iii. In the event that a Participant ceases to be employed by the Bank due to death or Disability, the Participant is eligible to receive an Incentive Payment on a prorated basis taking into account the time they were in active status during the Performance Period, subject to the terms of the Plan. In the event of death, the Bank will pay the Participant’s estate for any Incentive Payment due. (b) Subject to the Plan. This Plan and any Incentive Payment are expressly subject to the terms and conditions of the Plan, including, without limitation, the provisions related to tax withholding, non-transferability of Incentive Payments, clawback of Incentive Payments, restrictive covenants, and preservation of at-will employment. (c) Data Privacy Consent. In order to implement, administer, and manage this Plan, the Bank, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process certain personal or professional data and information, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the implementation, administration, or management of the Plan (the “Relevant Information”). By participating in this Plan, the Participant (i) expressly consents to the Bank’s collection, processing, use, registration and transfer among the Relevant Companies of all Relevant Information; (ii) expressly consents to the storage and transmission of the Relevant Information in electronic or other form or format; and (iii) expressly consents to the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider necessary for purposes of implementation, administration, or management of the Plan. The Participant shall have access to, and the right to change or correct, the Relevant Information, and may request additional information about the storage and processing of their Relevant Information. Relevant Information will only be used in accordance with applicable law. No Advice. The Bank is not providing any tax, legal, or financial advice to any Participant, nor shall the Bank be responsible for any taxes imposed on a Participant with respect to a Participant’s participation in the Plan. 5. Effective Date, Plan and Administrator. The Plan is effective July 1, 2023 and will remain in effect until such time that HomeTrust Bank adopts a subsequent Plan that by its terms expressly replaces and supersedes the Plan (the "Subsequent Plan"). Upon HomeTrust Bank’s adoption of the Subsequent Plan, this Plan shall automatically terminate and no Participant in this Plan shall thereafter be eligible to earn any compensation under this Plan, regardless of whether the Participant executes or otherwise

-5- signifies his or her agreement to the Subsequent Plan. HomeTrust Bank is free to amend or modify this Plan as it deems appropriate. This Plan will be approved annually by the Compensation Committee (the “Committee”) of the Board of Directors. 6. Participation and Eligibility. Annually, employees are selected for Plan participation (“Participants”): ▪ CEO participation is determined by the Compensation Committee. ▪ Annually, the CEO and COPO will recommend participants in the Plan for approval by the Committee. ▪ The CEO and COPO have the authority to approve other employees for participation in the Plan and determine applicable incentive metrics provided they meet the requirements of participation and are not deemed Executive Officers of the Bank. Participants are subject to meeting the following requirements: ▪ Awards under the Plan shall be limited to individuals employed on a full-time basis by HomeTrust on the date of payment, except in the case of disability, death, or retirement. ▪ Participants on a performance improvement plan or with an unsatisfactory performance rating at the time of payment or who have given notice of resignation at the time of payment are not eligible to receive an award. 7. Performance Period. Due to the change in the Bank’s fiscal year end from June 30 to December 31, this Plan shall be effective from July 1, 2023 to December 31, 2023 (“Performance Period”). 8. Incentive Award Opportunities. Each Participant will have a specified target annual incentive award opportunity, expressed as a percentage of the Participant’s base salary. Incentive award opportunities are based on the Participant’s job duties, responsibilities and competitive market practices. 9. Plan Discretion. The Plan provides discretion that allows the Compensation Committee to modify the final awards in consultation with the CEO and COPO, provided to Participants, based on a subjective assessment of performance and contributions to the Bank’s success. 10. Award Distributions. At the end of the Performance Period, performance is measured and award amounts are calculated. Awards are paid in cash (generally) within two and one-half months following the end of the Performance Period or as soon as practical after approval of the award payout by the Committee. Awards are paid out as a percentage of a Participant’s annual base earnings as of December 31. Base earnings are defined as the base salary in effect on December 31 and exclude referral fees, commissions and any other previously-paid performance compensation.

-6- Payments under this Plan are considered taxable income to Participants in the year paid and will be subject to tax withholding. 11. Risk Mitigation. HomeTrust seeks to appropriately balance risk with financial rewards in the Plan design and implementation. The compensation arrangements in this Plan are designed to be sufficient to incent Participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank. Awards may be reduced or eliminated for credit quality and/or regulatory action. Unless the Compensation Committee deems otherwise, awards will not be paid, regardless of Corporate or Team/Individual performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under this Plan, and/or 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to provide awards under this Plan. 12. Coordination with Other Incentives. The Plan does not inhibit the Bank from approving Plan Participants for inclusion in other Bank plans, bonuses, commissions and/or incentive compensation arrangements. The Board of Directors or the Committee may make discretionary bonuses to Participants regardless of their participation in this Plan. Please see “Terms and Conditions” for further details on the Plan provisions. Terms and Conditions The information represented below is subject to change and does not constitute a binding agreement. Definition of “Plan” “Plan” refers to the HomeTrust Bancshares, Inc. Senior Leadership Incentive Plan. Definition of the “Bank” For the purposes of this Plan, the “Bank” refers to HomeTrust Bancshares, Inc. and HomeTrust Bank, collectively. Definition of “Board of Directors” For the purposes of this Plan, “Board of Directors” refers to the boards of directors of HomeTrust Bancshares, Inc. and HomeTrust Bank, collectively. Definition of “Executive Officers” For the purpose of this Plan, “Executive Officers” refers to the Bank’s Executive Officers as identified under Regulation O. Definition of “Retirement” For the purpose of this Plan, “Retirement” refers to the Bank’s retirement eligibility as referenced in the HomeTrust Employee Handbook. Effective Date

-7- This Plan became effective July 1, 2023. The Plan may be amended from time to time with the approval of the Compensation Committee of the Board. Performance Period/Plan Year The Performance Period is July 1 through December 31, 2023 and may be referred to in this document as the Plan year. Plan Administration The Plan is authorized by the Board of Directors. Each of the Board and the Compensation Committee has the authority to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with the Bank’s business objectives. The Compensation Committee will approve all final award distributions paid to Plan Participants. Any determination by the Compensation Committee will be final and binding. Plan Changes or Discontinuance The Bank has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Bank may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement. The Compensation Committee may, at its sole discretion, waive, change or amend any of the Plan as it deems appropriate. Plan Interpretation If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Compensation Committee will be final and binding. Award Determinations Plan Participants are eligible for a distribution under the Plan only upon attainment of certain performance objectives defined under the Plan and after the approval of the award by the Compensation Committee. Performance at Threshold, Target and Stretch are interpolated to encourage and reward incremental performance improvement. Award Distributions Awards are paid in cash (generally) within two and one-half months following the end of the fiscal year or as soon as practical after approval of the award payout by the Compensation Committee. Awards are paid out as a percentage of a Participant’s annual base earnings as of December 31. Base earnings are defined as base salary in effect as of December 31 and exclude referral fees, commissions and any other previously paid performance compensation.

-8- Incentive awards are considered taxable income to Participants in the year paid and will be subject to tax withholding. New Hires, Reduced Work Schedules, Promotions, and Transfers New hires that meet the eligibility criteria and are hired prior to October 1 of the Plan year receive a prorated award based on the number of full months worked during the Plan year. New hires employed by the Bank on or after October 1 are not eligible to receive an award for the current Plan year. Participants that are promoted or change roles where the Participant becomes eligible or ineligible for an award or experience a change in incentive opportunity will receive a prorated award based on their status and the effective date of the promotion or role change. Award amounts will be calculated using the Participant’s base earnings at the end of the Performance Period and their incentive targets for the applicable periods. Participants that have an approved leave of absence are eligible to receive a prorated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations. Termination of Employment To encourage employee retention, a Participant must be an active employee of the Bank on the date the incentive award is paid to receive an award (please see exceptions for death, disability and retirement below). Participants who terminate employment during the Plan year will not be eligible to receive an award. Participants who have given notice of resignation during the Plan year and before payout are not eligible to receive an award. Death, Disability or Retirement If a Participant ceases to be employed by the Bank due to disability, his/her cash incentive award for the Plan year will be prorated to the date of termination. In the event of death, the Bank will pay to the Participant’s estate the pro rata portion of the cash award that had been earned by the Participant during his/her period of employment. Individuals who retire are eligible to receive a cash incentive payout if they are actively employed through September 30 of the performance period. Clawback In the event that the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under the securities laws, the Participants shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Bank upon receipt of written notification for any excess incentive payment amounts paid under the Plan calculation(s) which were based on financial results required to be restated. In calculating the excess amount, the Committee shall compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated. Participants may write a check payable to the Bank for amounts equal to the written notification. In its discretion, the Compensation Committee has the right to adjust compensation and/or modify a Participant’s future incentive payments as it deems necessary. Additionally,

-9- any clawback actions shall be consistent with the Bank’s policy designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and NASDAQ Listing Rule 5608 (the “Listing Standards”), to the extent they impact incentive-based compensation of “Executive Officers,” as that term is defined in Rule 10D-1 and the Listing Standards. Ethics Statement The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked or if paid, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status. Miscellaneous Any Participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Participation in the Plan does not confer rights to participation in other Bank Plans, including annual or long-term incentive Plans, non-qualified retirement or deferred compensation Plans or perquisite Plans. The Plan will not be deemed to give any Participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of the Bank to discharge any Participant at any time for any reason. In the absence of an authorized, written employment contract, the relationship between employees and the Bank is one of at-will employment. The Plan does not alter the relationship. This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state in which the Participant is employed. Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Schedule A1: Individual Incentive Summary Sheet*

Employee Name / Role:	Example Group Executive	
Employee Base Salary	$285,000	
Incentive Payment @ **Stretch**	30%	$85,500
Incentive Payment @ **Target**	20%	$57,000
Incentive Payment @ **Threshold**	10%	$28,500

Relative Weighting	**Goal Title and Description**	**Quarterly Incentive Goals and Payouts**		
Goal # 1	**HTB Adjusted Pre-tax Pre-Provision Earnings**		Achievement	Payout
50%		Stretch	TBD	$42,750.00
		Target	TBD	$28,500.00
		Threshold	TBD	$14,250.00
Goal # 2	**HTB Efficiency Ratio**		Achievement	Payout
25%		Stretch	TBD	$21,375.00
		Target	TBD	$14,250.00
		Threshold	TBD	$7,125.00
Goal # 3	**Division Profitability**		Achievement	Payout
25%		Stretch	TBD	$21,375.00
		Target	TBD	$14,250.00
		Threshold	TBD	$7,125.00

Schedule A2: Individual Incentive Summary Sheet*

Employee Name / Role:	Example C-Suite Executive	
Employee Base Salary	$250,000	
Incentive Payment @ **Stretch**	22.5%	$56,250
Incentive Payment @ **Target**	15.0%	$37,500
Incentive Payment @ **Threshold**	7.5%	$18,750

Relative Weighting	**Goal Title and Description**	**Quarterly Incentive Goals and Payouts**		
Goal # 1	**HTB Adjusted Pre-tax Pre-Provision Earnings**		Achievement	Payout
75%		Stretch	TBD	$42,187.50
		Target	TBD	$28,125.00
		Threshold	TBD	$14,062.50
Goal # 2	**HTB Efficiency Ratio**		Achievement	Payout
25%		Stretch	TBD	$14,062.50
		Target	TBD	$9,375.00
		Threshold	TBD	$4,687.50

* For illustration purposes only. In the event of a conflict or inconsistency between the terms of the Plan and these calculations, such conflict will be resolved by the Administrator in its sole discretion.

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Schedule B: Performance Period ending December 31, 2023 Executive Officer Target Awards and Incentive Metric Summary

Participant	Title	Target Award %	HTBI Adjusted Pre-Tax, Pre-Provision Earnings	HTBI Efficiency Ratio	Division Profitability vs Plan
Hunter Westbrook	CEO	25%	75%	25%	--
Tony VunCannon	CFO	15%	75%	25%	--
Marty Caywood	CIO	15%	75%	25%	--
Keith Houghton	CCO	15%	75%	25%	--
Lora Jex	CRO	15%	75%	25%	--
Megan Pelletier	COPO	15%	75%	25%	--
Kristin Powell	Consumer and Business Banking Group Executive	20%	50%	25%	25%
John Sprink	Commercial Banking Group Executive	20%	50%	25%	25%

Target awards above have been reduced by 50% to reflect the six-month Performance Period.

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